Exhibit 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	Terry Mangan 203-578-2318
cfinley@websterbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES SHARE REPURCHASE PROGRAM

•	Authorization of 2.7 million shares represents approximately 5 percent of total outstanding shares.

•	971,600 shares repurchased in third quarter under current authorization.

WATERBURY, Conn., September 26, 2007 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that its Board of Directors has authorized repurchase of up to 2.7 million shares, approximately 5 percent of Webster’s 53.7 million shares of outstanding common stock.

Today’s authorized repurchase is in addition to Webster’s existing stock repurchase authorization. On June 5, 2007, Webster’s Board of Directors approved the repurchase of 2.8 million shares, of which 860,100 shares are available for repurchase. Today’s announcement to repurchase up to 2.7 million shares brings the current combined repurchase authorization to approximately 3.6 million shares.

Webster plans to continue to repurchase shares from time-to-time in the open market and unsolicited negotiated transactions, including block purchases.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $16.9 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 177 banking offices, 337 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websteronline.com.